Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Reports Record Third Quarter Results and
Raises 2004 Guidance

Third Quarter Highlights:

•	Net income increases 92% over third quarter 2003 to $19.4 million or $0.74 per unit

•	Coal royalty revenues increase 46% over third quarter 2003 to $30.3 million

•	Distributable cash flow increases 63% over third quarter 2003 to $28.4 million

•	Distribution increases 19% over third quarter 2003 to $0.6375 per unit

•	2004 earnings guidance increases to a range of $2.35 to $2.45 per unit

HOUSTON, November 3, 2004 – Natural Resource Partners L.P. (NYSE: NRP) today reported record earnings and distributable cash flow. Net income for the third quarter of 2004 nearly doubled, increasing by 92% to $19.4 million, or $0.74 per unit, compared to $10.1 million for the same period last year. Distributable cash flow for the third quarter increased 63% to $28.4 million from $17.5 million last year. Year to date net income of $45.7 million increased 62% over last year, while distributable cash flow increased 34% to $60.3 million. Net income per unit increased 47% to $1.79 per unit from $1.22 per unit.

“The continuation of a very robust coal market helped spur NRP’s earnings to a record $0.74 per unit this quarter,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. “Our lessees continue to benefit from these higher prices allowing NRP to once again raise guidance for the remainder of the year.”

Third Quarter Financial Results

Total revenues for the third quarter 2004 increased 45% to $34.2 million from $23.5 million for the same period last year. In addition, coal royalty revenues increased 46% to $30.3 million from $20.8 million last year, due principally to improved coal prices and increased production in Appalachia. Average coal royalty revenues per ton increased 36% to $2.32 from $1.71. Production by our lessees also increased 7% to 13.1 million tons compared to 12.2 million tons for the same period last year.

NRP Reports Record Third Quarter 2004 Results	Page 2 of 9

Year to Date Financial Results

Year to date total revenues increased 42% to $90.1 million from $63.4 million for the same period last year. Coal royalty revenues for the first nine months of 2004 increased 43% to $79.3 million compared to $55.4 million for the comparable period last year. This significant increase is due to both a 30% increase in average royalty revenue to $2.16 per ton and a 10% increase in production to 36.7 million tons. The increase in production is due to acquisitions in Appalachia.

Distributions

On October 21, 2004, NRP announced a 6% increase in its quarterly distribution to $0.6375 per unit, or $2.55 per unit on an annualized basis. This represents a 19% increase in Natural Resource Partners’ distributions compared to the third quarter of 2003. “Our recent distribution increase partially reflects the production increases associated with our acquisitions over the past year as well as our long term outlook for coal prices,” said Corbin J. Robertson, Jr. “We think it is prudent to manage our distributions based on what we believe to be a sustainable coal price.”

2004 Outlook

For the second time this year, NRP is significantly raising its guidance for 2004 due to a very strong coal market. NRP now anticipates coal royalty revenues of approximately $107 million to $110 million for 2004, with net income per unit increasing to between $2.35 and $2.45 per unit, up from our previous guidance of $2.10 to $2.25 per unit. A table is attached to the release with further details regarding guidance.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

NRP Reports Record Third Quarter 2004 Results	Page 3 of 9

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2004 guidance. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

04-16

- financials follow-

NRP Reports Record Third Quarter 2004 Results	Page 4 of 9

NATURAL RESOURCE PARTNERS L.P.

OPERATING STATISTICS
(In thousands except per ton data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Coal royalty revenues:
Appalachia	$27,938	$18,247	$73,610	$47,846
Illinois Basin	1,114	938	2,612	2,773
Northern Powder River Basin	1,263	1,611	3,120	4,774

Total	$30,315	$20,796	$79,342	$55,393

Coal Royalty Production (tons):
Appalachia	11,360	10,081	32,228	27,041
Illinois Basin	942	818	2,240	2,368
Northern Powder River Basin	757	1,292	2,249	3,976

Total	13,059	12,191	36,717	33,385

Average royalty revenue per ton:
Appalachia	$2.46	$1.81	$2.28	$1.77
Illinois Basin	1.18	1.15	1.17	1.17
Northern Powder River Basin	1.67	1.25	1.39	1.20

Total	$2.32	$1.71	$2.16	$1.66

NRP Reports Record Third Quarter 2004 Results	Page 5 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)
Revenues:
Coal royalties	$30,315	$20,796	$79,342	$55,393
Property taxes	1,377	1,330	3,961	3,519
Minimums recognized as revenue	352	347	1,280	1,606
Override royalties	956	152	2,390	813
Other	1,221	914	3,107	2,117

Total revenues	34,221	23,539	90,080	63,448
Operating costs and expenses:
Depletion and amortization	8,077	6,848	22,918	19,021
General and administrative	2,523	2,197	7,656	6,504
Taxes other than income	1,464	1,676	4,833	4,257
Coal royalty and override payments	450	263	1,236	962

Total operating costs and expenses	12,514	10,984	36,643	30,744

Income from operations	21,707	12,555	53,437	32,704
Other income (expense)
Interest expense	(2,417)	(2,499)	(7,957)	(4,096)
Interest income	78	56	190	159
Loss from interest rate hedge	—	—	—	(499)

Net income	$19,368	$10,112	$45,670	$28,268

Net income attributable to:
General partner(1)	$605	$202	$1,246	$565

Other holders of incentive distribution rights(1)	$117	$—	$178	$—

Limited partners	$18,646	$9,910	$44,246	$27,703

Basic and diluted net income per limited partner unit:
Common	$.74	$.44	$1.79	$1.22

Subordinated	$.74	$.44	$1.79	$1.22

Weighted average number of units outstanding:
Common	13,987	11,354	13,266	11,354

Subordinated	11,354	11,354	11,354	11,354

(1) Other holders of the incentive distribution rights (IDRs) include the WPP Group (25%) and NRP Investment LP (10%). The net income allocated to the general partner includes the general partner’s portion of the IDRs (65%).

NRP Reports Record Third Quarter 2004 Results	Page 6 of 9

NATURAL RESOURCE PARTNERS L.P.

STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$19,368	$10,112	$45,670	$28,268
Adjustments to reconcile Operating activities:
Depletion and amortization	8,077	6,848	22,918	19,021
Non-cash interest charge	14	13	41	14
Change in operating assets and liabilities:
Accounts receivable	(274)	(548)	(3,482)	(1,105)
Other assets	426	112	1,083	(2,068)
Accounts payable	122	(263)	(300)	(997)
Accrued interest	2,180	1,759	1,766	1,850
Deferred revenue	(118)	(24)	(1,910)	(241)
Accrued incentive plan expenses	860	1,128	1,345	1,926
Property and franchise taxes payable	136	671	151	580

Net cash provided by operating activities	30,791	19,808	67,282	47,248
Cash flows from investing activities:
Acquisition of property	(401)	(58,045)	(77,733)	(123,709)
Cash held in escrow	—	58,000	—	—

Net cash used in investing activities	(401)	(45)	(77,733)	(123,709)
Cash flows from financing activities:
Proceeds from loans	—	50,000	75,500	298,100
Repayment of loans	—	(50,000)	(111,850)	(172,600)
Distributions to partners	(15,663)	(12,107)	(43,614)	(34,024)
Contributions by general partner	—	—	2,147	—
Proceeds from sale of 5,250,000 common units, net of transaction costs	—	—	200,355	—
Redemption of 2,616,752 common units from Arch Coal, Inc. net of transaction costs	—	—	(100,121)	—
Settlement of hedge included in other comprehensive income	—	—	—	(931)

Net cash provided by (used in) financing activities	(15,663)	(12,107)	22,417	90,545

Net increase in cash and cash equivalents	14,727	7,656	11,966	14,084
Cash and cash equivalents at beginning of period	21,559	14,181	24,320	7,753

Cash and cash equivalents at end of period	$36,286	$21,837	$36,286	$21,837

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$224	$337	$6,151	$1,753

NRP Reports Record Third Quarter 2004 Results	Page 7 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	September 30,	December 31,
	2004	2003
	(Unaudited)
Current assets:
Cash and cash equivalents	$36,286	$24,320
Accounts receivable	14,472	9,553
Accounts receivable – affiliate	—	1,437
Other	38	1,186

Total current assets	50,796	36,496
Land	13,721	13,532
Coal and other mineral rights, net	531,592	475,493
Loan financing costs, net	2,048	2,884
Other assets, net	2,699	3,271

Total assets	$600,856	$531,676

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$317	$423
Accounts payable – affiliate	111	305
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	1,356	1,186
Property and franchise taxes payable	2,950	2,799
Accrued interest	2,447	681

Total current liabilities	16,531	14,744
Deferred revenue	13,144	15,054
Accrued incentive plan expenses	2,245	1,070
Long-term debt	156,300	192,650
Partners’ capital:
Common units (outstanding: 13,986,906 in 2004, 11,353,658 in 2003)	245,764	143,956
Subordinated units (outstanding: 11,353,658)	158,759	158,633
General partners’ interest	8,867	6,474
Holders of incentive distribution rights	110	—
Accumulated other comprehensive loss	(864)	(905)

Total partners’ capital	412,636	308,158

Total liabilities and partners’ capital	$600,856	$531,676

NRP Reports Record Third Quarter 2004 Results	Page 8 of 9

NATURAL RESOURCE PARTNERS L.P.

RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distributable cash flow”
Cash flow from operations	$30,791	$19,808	$67,282	$47,248
Less scheduled principal payments	—	—	(9,350)	—
Less reserves for future principal payments	(2,350)	(2,350)	(7,050)	(2,350)
Add reserves used for scheduled principal payments	—	—	9,400	—

Distributable cash flow	$28,441	$17,458	$60,282	$44,898

NRP Reports Record Third Quarter 2004 Results	Page 9 of 9

NATURAL RESOURCE PARTNERS L.P.

GUIDANCE
(in millions except per unit amounts)

	Full Year 2004
	(Range)
Coal royalty production (tons)
Appalachia	43.0	—	44.0
Illinois Basin	2.8	—	3.0
Northern Powder River Basin	2.8	—	3.0
Total	48.6	—	50.0
Coal royalty revenues
Appalachia	$100.0	—	$103.0
Illinois Basin	3.3	—	3.5
Northern Powder River Basin	3.8	—	4.0
Revenues
Coal royalty revenue	$107.0	—	$110.0
Other revenues (1)	13.0	—	14.0
Expenses
Depletion and amortization	$30.0	—	$32.0
General and administrative	10.0	—	11.0
Other expenses (2)	8.2	—	8.4
Loss on early extinguishment of debt	1.1	—	1.1
Interest expense (net)	10.1	—	10.3
Net income	$60.0	—	$63.0
Net income per unit	$2.35	—	$2.45
Scheduled principal payments	$9.4	—	$9.4
Distributable cash flow (3)	$82.0	—	$86.0

(1)	Other revenues consist of property taxes, minimums, oil & gas, timber, overrides, wheelage and rentals.

(2)	Other expenses include taxes other than income, override payments, coal royalty payments, and non-participating royalty interests.

(3)	Distributable cash flow represents net income plus depletion and amortization minus scheduled principal payments on NRP senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric which is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

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